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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF GADSBY & HANNAH LLP]



                                          January 23, 1998

Moovies, Inc.
201 Brookfield Parkway
Greenville, South Carolina  29607

Ladies & Gentlemen:

         We have acted as counsel to Video Update, Inc., a Delaware corporation (the "Company"), in connection with the merger of VUI Merger Corp. (the "Merger Sub"), a wholly owned subsidiary of the Company, with and into Moovies, Inc., a Delaware Corporation ("Moovies") (the "Merger") pursuant to an Agreement and Plan of Merger among the Company, Merger Sub, and Moovies, dated as of July 9, 1997, and amended as of October 23, 1997 (the "Merger Agreement"). Terms used herein but not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

         In our capacity as counsel to Video Update in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement, certain representations from the Company, an executed copy of the Company's Certificate of Incorporation filed with the Secretary of State of the State of Delaware, and such other corporation records, instruments and documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations from the Company and other documents are, and at the Effective Time will be, true and complete in all material respects. We have also assumed that all representations made in any of the documents referred to herein "to the knowledge of", or similarly qualified, of any person or party are correct without such qualification. We have also assumed that as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to,does not have, or is not aware of, any plan, intention, understanding or other agreement. We have not attempted to verify independently such representations.

         Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

              1. Each of Video Update and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.



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            2. The entire authorized capital stock of Video Update consists of
60,000,000 BUYER Shares, 2,000,000 shares of Video Update's Class B Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value, of which as of January 20, 1998, 18,104,591 BUYER Shares and 2,000,000 shares of Video Update's Class B Common Stock, $.01 par value, are issued and outstanding. All of the BUYER Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger in accordance with the Merger Agreement, will be validly issued, fully paid, and nonassessable. The entire authorized capital stock of Merger Sub consists of 1,000 Merger Sub Shares, all of which are issued and outstanding.

         The opinions set forth herein relate solely to the laws of the State of Delaware and the federal laws of the United States.

         We consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-4 to be filed in connection with the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ GADSBY & HANNAH, LLP